EXHIBIT 10.61

December 10, 2009

Dear Christine:

On behalf of VeriSign, Inc. (“VeriSign” or “the Company”), I am pleased to offer you a regular full-time position of Senior Vice President, Human Resources, reporting to Mark McLaughlin, President and CEO. The details of the offer are as follows:

1.	Annual Base Salary: $375,000 (paid in bi-weekly installments in accordance with the regular payroll practices of the Company).

2.	Hiring Bonus: $100,000 (payable on the first pay paycheck processed after your hire date). You understand and agree that you will be required to repay a pro-rata share of your hiring bonus if, within twenty-four (24) months of the commencement of your employment with the Company, your employment is terminated by the Company for Cause or you voluntarily resign your position with the Company for any reason. For purposes of this Section 2, “Cause” means: (a) negligence or willful disregard of duties; (b) dishonesty, including, without limitation, embezzlement or theft; (c) insubordination, willful disobedience, or breach of any of VeriSign’s rules, policies, practices, instructions, or lawful orders; (d) criminal activity, moral turpitude, conviction of a felony, plea of guilty or nolo contendere to a felony charge, or any criminal act involving moral turpitude; and/or (e) any other conduct that would constitute cause under applicable law in addition to the specified causes stated above. Any repayment amount shall be repaid immediately and shall be calculated as follows: $4,166.67 multiplied by the number of months remaining in the 24-month period.

3.	Equity Grants:

a.	Stock Options: VeriSign will grant you stock options to purchase 65,000 shares of common stock of VeriSign, Inc., such grant to be subject to the terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan and the corresponding stock option agreement in accordance with the Company’s equity guidelines for newly-hired employees. The exercise price of the options will be the closing price of the Company’s common stock as listed on the Nasdaq Global Market on the date of your commencement of employment as Senior Vice President, Human Resources (the “Grant Date”), provided that in the event the Nasdaq Global Market is not open for trading on such date, the Grant Date shall be the first date the Nasdaq Global Market is open for trading after your employment commences. You will be eligible to exercise up to twenty-five (25%) of your total shares one year from the Grant Date, provided that you are employed by VeriSign or one of its direct or indirect subsidiaries on that date. Each subsequent quarter (i.e., 3 months), an additional 6.25% of your total shares will become eligible to exercise provided that you are employed by VeriSign or one of its direct or indirect subsidiaries at that time.

b.	Restricted Stock Units: VeriSign will grant you 26,000 restricted stock units of VeriSign, Inc., such grant to be subject to the terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan and the corresponding restricted stock unit agreement in accordance with the Company’s equity guidelines for newly-hired employees. This award will be made on the Grant Date (as defined above) and will fully vest over a period of four years from the date of the award with 25% vesting on each annual anniversary of the Grant Date, provided that you are employed by VeriSign or one of its direct or indirect subsidiaries on that date.

1

We recommend that you consult with your tax advisor regarding the tax treatment of stock options and restricted stock units.

c.	Stock Retention Policy: You will be required to comply with VeriSign’s Stock Retention Policy, which is attached to this offer letter as Exhibit A.

4.	Annual Bonus: You will be eligible to participate in the VeriSign Performance Bonus Plan (the “VPP”). Your target bonus will be 60% of your eligible annual base salary earnings, and eligibility for payment and the payment terms will be governed by the terms and conditions of the VPP, as may be amended by VeriSign in its sole discretion from time to time.

5.	Benefits: Your medical and insurance benefits will be commensurate with those of other employees and subject to the terms and conditions of the applicable plans and policies. In addition, new employees currently accrue 18 days of paid time off per year, as outlined in VeriSign’s policies. VeriSign also currently observes 11 paid holidays per year. Please note: your benefits enrollment information for 2010 will be mailed to your home shortly after your date of hire.

6.	Change-In-Control Agreement: You are eligible to enter into the Change-In-Control Agreement for VeriSign Section 16 Executive Officers. A Term Sheet for the Change-In-Control Agreement is attached hereto as Exhibit B. The actual Change-In-Control Agreement will be in the form approved by the Compensation Committee in August 2007, as amended by the Compensation Committee in August 2009, for Section 16 Officers.

7.	Relocation: You and VeriSign agree that you will be relocating from Dublin, Ireland to work at VeriSign’s office in Dulles, Virginia, USA. Provided you execute VeriSign’s standard Relocation Repayment Agreement, a copy of which is attached hereto as Exhibit C and the terms of which will become part of this offer letter upon execution, you will be provided with the following Relocation Package in connection with your relocation to the Dulles, Virginia area:

a.	Reimbursement of all reasonable costs that you incur in connection with packing, transporting, insuring, and unpacking household goods and personal effects up to a maximum of $25,000. You will be required to use a VeriSign preferred relocation provider in connection with such services. Any additional insurance coverage is your responsibility, and you agree to hold the Company harmless for any loss or damage that may occur during the relocation process;

b.	One (1) round-trip economy-class airfare ticket for both you and your spouse to travel to the Dulles, Virginia area prior to the commencement of your employment with VeriSign; and

c.	One (1) one-way economy-class airfare for you, your spouse, and your two (2) pets to relocate to the Dulles, Virginia area.

Notwithstanding anything in this offer letter to the contrary, all of the components of the Relocation Package described above in this Section 7 will be entitled to a tax “gross-up” for any imputed income required to be recognized with respect to such relocation package so that the economic effect to you is the same as if all components of the Relocation Package were provided to you on a non-taxable basis (the “Relocation Gross-Up”). The Relocation Gross-Up, or components thereof if reimbursed at a different time(s), will be paid to you by no later than the end of the taxable year following the taxable year in which such taxes relating to the Relocation Package (or components thereof) are remitted to the relevant taxing authority.

Under VeriSign’s standard Relocation Repayment Agreement, you will be required to repay a pro-rata share of any amounts paid under this Section 7, including any Relocation Gross-Up amounts, if you voluntarily resign your position with the Company for any reason within twelve (12) months of the commencement of your employment with the Company.

2

Any travel or expenses incurred under this Section 7 shall be reimbursable subject to the terms and conditions of VeriSign’s travel and expense reimbursement policy in effect at the time the expense is incurred and VeriSign’s standard Relocation Repayment Agreement.

8.	Expenses: The Company shall reimburse you for all reasonable and appropriate business expenses actually incurred by you in connection with the performance of your services to the Company in accordance with VeriSign’s travel and expense reimbursement policy in effect at the time the expense is incurred.

9.	Taxes: All payments outlined in this letter will be subject to applicable tax withholdings and other legally required deductions.

10.	Confidentiality & Background Check: This offer is contingent upon your signing the Company’s confidentiality agreement and upon satisfactory clearance of your background check. To the extent permitted by applicable law, such background check may include, among other things, an investigation of your educational background, previous employment, previous addresses, department of motor vehicle records, a criminal records check, a credit check, a social security check, drug testing, finger printing, and an investigation to determine whether you have been “statutorily disqualified,” as defined in Section 3 (a)(39) of the Securities Exchange Act of 1934 (as amended). It is also contingent upon you providing evidence of your legal right to work in the United States as required by the U.S. Citizenship and Immigration Services.

11.	At-Will Employment: You will be employed on an at-will basis, which means that the employment relationship can be terminated at any time by either party, with or without cause or notice. The at-will nature of your employment can only be changed by a written amendment to this offer letter, approved by the VeriSign Board of Directors, which expressly states that your employment is no longer at-will.

12.	Integrated Agreement: This offer letter and its accompanying exhibits, once accepted by you and VeriSign, will constitute the entire agreement between you and VeriSign concerning their subject matter and will supersede any prior or contemporaneous agreements, promises, representations, or understandings, whether written or verbal, or express or implied. This agreement between the parties may not be modified in any material respect absent a writing signed by you and an authorized representative of the VeriSign Board of Directors.

3

To accept this offer, please sign below and return the original offer letter, Exhibit C, and the additional enclosed documents in the return envelope, and please keep a copy for your records. This offer will expire one week after it is provided to you. Please contact me at (650) 426-4816 if you have any questions.

Our new hire orientation meetings are conducted weekly. The meeting time is approximately two hours and begins at 9 a.m. PST. I will contact you after I receive your signed offer letter to confirm a date for your new hire orientation.

Our goal is to continue to transform communication and commerce by driving simplicity, innovation and confidence into all electronic interactions worldwide. We are confident we will achieve this goal thanks to our committed group of industry partners throughout the world and, most importantly, to our employees. We look forward to you joining our team and helping VeriSign to achieve its goals.

Sincerely,

VERISIGN, INC.		Accepted:

BY:	/s/ Kathryn K. Cross	/s/ Christine C. Brennan
	Kathryn K. Cross	(Signature)
Vice President, Human Resources
Compensation & Benefits
		Date:	22 December 2009

		Start Date:	1 Feb 2010

4

Exhibit A

Stock Retention Policy

For VeriSign Board of Directors and Section 16 Executive Officers

Effective August 1, 2009

1. Introduction. The Compensation Committee of the Board of Directors believes that the Company’s executive officers and members of the Board should retain long-term ownership of common stock of the Company received as incentive compensation to further align their interests with the long-term interests of the Company’s stockholders. To further that goal, the Compensation Committee has adopted this Stock Retention Policy effective as of August 1, 2009 (the “Effective Date”). References to “Stock Retention Policy” shall include Rules of Administration adopted in accordance with Section 4 below.

2. Covered Individuals. This Stock Retention Policy applies to each of the Company’s executive officers (“Officers”), meaning those officers who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the members of the Company’s Board of Directors (“Directors”) as of the Effective Date and to each individual who shall become an Officer or Director after the Effective Date.

3. Covered Awards. This Stock Retention Policy applies to all equity compensation awards outstanding as of the Effective Date under any of the Company’s equity plans and all future equity compensation awards granted under any Company equity plan as such plans may exist from time to time. With respect to any individual who becomes an Officer or Director after the Effective Date, this Stock Retention Policy shall apply to all equity compensation awards held by such individual on the date he or she becomes an Officer or Director and to all equity compensation awards received thereafter. The equity compensation awards described in this paragraph constitute the “Covered Awards” for purposes of this Stock Retention Policy. The term “equity compensation awards” shall include stock options (excluding options under VeriSign’s employee stock purchase plans), stock appreciation rights, restricted and unrestricted stock awards, restricted and unrestricted stock units, performance shares, performance units, or any other stock-based incentive awards that are granted by the Company for compensatory purposes.

4. Retention Requirement.

•

Each Officer and Director shall be required to retain, until the date that is six months after the Officer’s or Director’s service with the Company and its subsidiaries ceases for any reason, direct or indirect ownership of 50% of any Net Shares of Company common stock issued to or on behalf of the Officer or Director under any Covered Award.

•

“Net Shares” means the number of issued shares of Company common stock remaining upon the exercise or settlement of a Covered Award on or after August 1, 2009, after shares are sold or netted to pay the exercise price and applicable taxes as such amount is determined by the Company. The Company’s determination shall be binding upon all Officers and Directors.

•

Retention of direct or indirect ownership shall be limited to direct ownership by the Officer or Director or ownership by his or her immediate family members who share the same household, whether held individually or jointly, and shares held in trust for the benefit of the Officer or Director or his or her immediate family members who share the same household. Shares subject to the retention requirement shall not be pledged, hypothecated, made subject to execution, attachment or similar process, or in any manner be made subject to a hedge transaction or puts and calls.

•

There may be instances where abiding by this Stock Retention Policy may place an undue hardship on an Officer or Director, though it is anticipated that such instances will be rare. The Compensation Committee may in its sole discretion, which it may withhold, waive or develop an alternative to this Stock Retention Policy for an Officer or Director that reflects the intent of this Stock Retention Policy and the Officer or Director’s personal circumstances. The Compensation Committee shall make such a determination after receipt of a written request from the Officer or Director requesting the waiver and specifying the reasons therefore. There shall be no time limit on when the Committee may consider the request. The retention requirement shall terminate immediately upon death of the Officer or Director.

Exhibit A

Stock Retention Policy

For VeriSign Board of Directors and Section 16 Executive Officers

Effective August 1, 2009

•

Subject to Compensation Committee approval, the Company’s stock plan administration personnel may establish such rules of administration (“Rules of Administration”) as they determine to be appropriate or desirable to implement and enforce this Stock Retention Policy. Such Rules of Administration shall be binding upon Officers and Directors and may only be waived or an alternative substituted in accordance with this Section 4.

5. Modification. The Compensation Committee reserves the right to modify or terminate this Stock Retention Policy and/or any Rules of Administration at any time if it determines in its sole discretion that such action would be in the best interests of the Company.

Exhibit B

Term Sheet for Change-in-Control Agreements for Section 16 Officers

1.	Covered Individuals. This Change-in-Control Agreement (the “Agreement”) will apply to the Chief Executive Officer and all Section 16 Officers (referred to individually as a “participant”) of VeriSign, Inc. (“VeriSign” or the “Company”).

2.	Change-in-Control Defined. A Change-in-Control (“CIC” or “Change-in-Control”) means:

•	an acquisition of at least 35% of the common stock or voting power of VeriSign by any person, entity or group; or

•

during any 24-month period, incumbent directors at the beginning of the 24-month period (and directors elected or nominated by 2/3 vote of incumbent directors) cease to comprise a majority of the Board by the end of such 24-month period; or

•

consummation of a merger, reorganization, consolidation, similar transaction, or series of related transactions unless VeriSign’s voting stock represents more than 50% of the voting power of the surviving entity; or

•	the sale of all or substantially all of VeriSign’s assets; or

•	a shareholder approval of a plan of liquidation of VeriSign.

3.	Term of Agreement.

•	The initial term of the Agreement shall expire on August 24, 2010.

•

Automatic 1-year extensions of the term beginning at the end of the initial term, unless terminated by the VeriSign Board of Directors (the “Board”) at least 90 days before the expiration of the then current term.

4.	Protection Period.

•	2 years following a CIC, and

•

Up to 6 months before a CIC if the participant’s employment is terminated at the request of a third party in contemplation of a CIC and the CIC is effective within 6 months of the participant’s employment termination date.

5.	Double Trigger.

•

The following two events (the “Double Trigger Events” or “Termination Upon Change-in-Control”) must occur to trigger eligibility for payment of benefits under the Agreement. First, a CIC must occur. Second, one of the following events must also occur: (a) within twenty-four months of the CIC, the participant’s employment must be either terminated by VeriSign or its successor without Cause; (b) within twenty-four months of the CIC, the participant must voluntarily terminate his/her employment with VeriSign or its successor for Good Reason, following notice and an opportunity to cure; or (c) any termination of participant’s employment by VeriSign without Cause within the six-month period prior to the consummation of the CIC that is requested by a third party as part of such CIC.

VeriSign: Strictly Confidential

Exhibit B

Term Sheet for Change-in-Control Agreements for Section 16 Officers

•

“Good Reason” means any one of the following: (i) a change in the participant’s authority, duties or responsibilities that is inconsistent in any material and adverse respect from the participant’s authority, duties and responsibilities immediately preceding the Change-in-Control; (ii) a reduction in base salary compared to participant’s base salary immediately preceding the Change-in-Control, except for an across-the-board reduction of not more than 10% of base salary applicable to all senior executives; (iii) a reduction in bonus opportunity of 5% or more, except for an across-the-board reduction applicable to all senior executives; (iv) a failure to provide long-term incentive opportunities that in the aggregate are at least comparable to the long-term incentives provided to other senior executives; (v) a reduction of at least 5% in aggregate benefits under employee benefit plans; or (vi) a requirement that participant be based at any office location more than 40 miles from participant’s primary office location immediately preceding the Change-in-Control, if such relocation increases participant’s commute by more than ten (10) miles from participant’s principal residence immediately preceding the Change-in-Control; or (vii) the failure of the successor company to assume the CIC Agreement.

•

“Cause” means any one of the following: (i) willful and continued failure to substantially perform duties after written notice; (ii) conviction of (or plea of guilty or no contest to) a felony involving moral turpitude; (iii) willful misconduct or gross negligence resulting in material harm to VeriSign; or (iv) willful violation of VeriSign company policies resulting in material harm to VeriSign.

•

Exception to Double Trigger: If the consideration to be received by stockholders of the Company in connection with a Change-in-Control consists of substantially all cash, then 100% of all unvested and outstanding Equity Awards granted to participant prior to the Change-in-Control shall have their vesting and exercisability accelerated in full immediately prior to the Change-in-Control regardless of whether there is a Termination Upon Change-in-Control.

6.	Severance Benefits. The following severance benefits shall be provided to the participant, subject to the participant signing VeriSign’s general release agreement waiving all claims against VeriSign upon the termination of the participant’s employment with VeriSign:

6.1 Cash Severance.

•	Pro rata target bonus for year of termination of employment.

•

Lump sum payment equal to applicable multiple of sum of salary plus Bonus. Applicable multiple is 2X for CEO and 1X for all other participants. “X” refers to the salary plus Bonus. The “Bonus” is equal to the average of bonuses earned for the 3 prior fiscal years (or, if fewer, number of full fiscal years the participant was employed by VeriSign before the CIC, or the target bonus in the fiscal year of the termination if the participant was not eligible to receive a bonus from the Company during any of the prior 3 fiscal years).

VeriSign: Strictly Confidential

Exhibit B

Term Sheet for Change-in-Control Agreements for Section 16 Officers

•

Payment of the amounts listed above in this Section 6.1 shall be made within 60 days of the date on which the Double Trigger Events have both occurred, except that such payments are subject to a 6-month delay if required by Internal Revenue Code Section 409A deferred compensation rules.

6.2 Other Severance Benefits

•

If the participant timely elects health insurance continuation coverage under COBRA, the Company shall provide participant and participant’s eligible dependents (as applicable), at the Company’s expense, twelve (12) months of the Company’s health insurance coverage as in effect for participant immediately prior to the Termination Upon Change-In-Control. Such coverage of health benefits will cease if the participant becomes eligible for comparable benefits from a new employer. The period of time of continued health benefits is subject to being shortened if required by 409A rules.

7.	Acceleration of Vesting Upon Double Trigger. In the event both of the Double Trigger Events occur, the participant shall receive acceleration of vesting of 100% of all unvested stock options and restricted stock units, effective immediately upon the occurrence of the second triggering event; provided, however, in circumstances where the consideration to be received by stockholders of the Company in connection with a Change-in-Control consists of substantially all cash, then the participant shall receive acceleration of vesting of 100% of all unvested stock options and restricted stock units in full effective immediately prior to the occurrence of the first triggering event (i.e., the Change-in-Control).

8.	Confidentiality. The participant will be perpetually obligated to maintain the confidentiality of all VeriSign confidential information and abide by the terms and conditions of the Company’s confidentiality and/or proprietary rights agreement between the participant and the Company.

9.	Noncompete. The participant will not compete with VeriSign for at least 12 months from his/her employment termination date.

10.	Nonsolicitation. The employee will not solicit any VeriSign employees for at least 12 months from his/her employment termination date.

11.	Arbitration. All disputes arising under the Agreement shall be settled by binding arbitration in California pursuant to the commercial arbitration rules of the American Arbitration Association. Provided, however, that: (a) the arbitrator shall have no authority to confer any trade secret, confidential or proprietary information, or other intellectual property right on the participant or any third-party; and (b) this provision shall not preclude VeriSign from seeking legal or equitable relief to enforce the provisions of Sections 8, 9, or 10.

VeriSign: Strictly Confidential

Exhibit B

Term Sheet for Change-in-Control Agreements for Section 16 Officers

12.	Legal Fees. VeriSign shall reimburse the participant for all reasonable legal fees and expenses that he/she incurs in connection with pursuing or defending itself in connection with any dispute that may arise under the Agreement unless the participant does not substantially prevail in such dispute. Participant shall reimburse the Company for all reasonable legal fees and expenses that the Company incurs in connection with the Company’s prosecution or defense of any breach of this Agreement unless the Company does not substantially prevail.

13.	Amending The Agreement. The Board may amend the Agreement at any time, provided that any amendment adverse to a participant is not effective if a CIC occurs within one year after such amendment.

14.	Termination of Agreement.

•

To terminate the Agreement at the end of the then current term, the Board must terminate the Agreement before the last 90 days of the then current term, otherwise the Agreement will not be terminated until the end of the subsequent term.

•	A termination of the Agreement will not be effective if the CIC occurs within one year of such termination.

15.	Choice of Law. The validity, interpretation, construction and performance of the Agreement shall be governed by the laws of the State of California, without regard to where the participant maintains participant’s residence or principal office or where participant performs participant’s duties.

16.	Federal Excise Tax Under Section 280G And Parachute Payments. If the amounts payable to the participant under the CIC Agreement qualifies as a parachute payment under Section 4999 of the Internal Revenue Code of 1986, as amended, and if the participant would consequently be subject to U.S. federal excise tax, then the participant’s termination benefits under the CIC Agreement will be payable, at the participant’s election, either in full or in such less amounts as would result in the participant’s receipt on an after-tax basis of the greatest amount of termination and other benefits after taking into account the applicable federal, state, and local income taxes and the excise tax imposed by Section 4999.

VeriSign: Strictly Confidential

Exhibit C

Relocation Repayment Agreement

Upon acceptance of the relocation and before any relocation expenses can be incurred, you will be asked to sign this Employee Relocation Repayment Agreement. This agreement requires repayment of relocation benefits according to the following schedule:

Relocation to Termination Date	% Reimbursed by Transferee
1 month or less	100%
2 months	90%
3 months	80%
4 months	70%
5 months	60%
6 months	50%
7 months	40%
8 months	30%
9 months	20%
10 months	15%
11 months	10%
12 months	5%

I hereby agree to refund to VeriSign, Inc. a pro-rated portion of any and all relocation reimbursements which were made to me, or on my behalf to third-party vendors, in connection with my relocation and subsequent move, should I voluntarily resign within a twelve month period.

The refund will be calculated based upon the number of days in the first year of employment in the new location that I have not completed as of any separation from VeriSign, Inc.’s payroll. These monies are due and payable within 30 days of my termination date.

Human Resource Representative	Date

Print Name

/s/ Christine C. Brennan	22 Dec 2009
Employee’s Signature	Date

Christine Brennan
Print Name

Relocation benefits will not be processed without a signed

Employee Relocation Agreement

VeriSign: Strictly Confidential